Exhibit 99.1

Northrim News
Headquarters: 3111 C Street, Anchorage, AK 99503

For Immediate Release	Date:	April 14, 2004
	Contact:	Chris Knudson
EVP & COO
	Phone:	(907) 261-3304

Northrim BanCorp, Inc. Reports Net Income of $2.4 Million in First Quarter 2004

ANCHORAGE, AK—April 14, 2004—Northrim BanCorp, Inc. (the “company”) (Nasdaq: NRIM) reported today that net income for the first quarter of 2004 decreased 7% to $2.4 million, from $2.5 million for the same period last year. Diluted earnings per share were $0.38, a 7% decrease from $0.41 per share in the like period of 2003.

Total assets at March 31, 2004, were $741 million, up 10% from $676 million a year ago. Total portfolio loans, which exclude loans for sale, grew 15% to $610 million, compared to $531 million at March 31, 2003. Commercial loans were the major component of loan growth, increasing $50 million to $238 million, or 27%, from $188 million at March 31, 2003.

Deposits increased 8% to $645 million, up from $598 million a year ago. The main areas of deposit growth were non-interest-bearing demand deposits, savings deposits, and interest-bearing demand deposits which increased 24%, 15%, and 8%, respectively. Time deposits decreased by 5%.

Net interest income, before the provision for loan losses, increased 4% to $9.9 million for the first quarter of 2004, from $9.6 million for the same period last year. Net interest income, as a percentage of average earning assets on a tax equivalent basis (net interest margin), for the first quarter of 2004 equaled 5.92%, which was a decrease from the 6.24% margin in the first quarter of 2003. The company received $355,000 in non-recurring pre-payment fees on several commercial real estate loans in the first quarter of 2003 that increased the margin in that period. “The majority of our loan growth occurred later in the quarter and had a minimal impact on net interest income,” said Chris Knudson, executive vice president and COO.

At March 31, 2004, the allowance for loan losses was $10.2 million, or 1.68% of portfolio loans and 98% of non-performing loans. A year ago, the allowance for loan losses was $8.8 million, or 1.66% of portfolio loans and 137% of non-performing loans. The provision for loan losses for the quarter ended March 31, 2004, was $429,000, which was equal to the provision taken in the first quarter a year ago.

Net loan charge-offs for the first quarter of 2004 were $386,000, versus net loan charge-offs of $77,000 for the first quarter of 2003. Non-performing assets totaled $10.4 million, or 1.40% of total assets, at March 31, 2004, up from $10.3 million or 1.40% of total assets at December 31, 2003. Non-performing assets totaled $6.4 million, or 0.95% of assets, at March 31, 2003. Three relationships represent 63% of the problem loans as of March 31, 2004. The company is taking active steps to liquidate collateral and use other measures to bring these loans to a performing status. “We have analyzed these loans, and we believe we have taken appropriate charge-offs to reflect the appropriate carrying value of these assets,” said Marc Langland, chairman and CEO.

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Page Two—Northrim BanCorp, Inc. First Quarter 2004 Earnings—April 14, 2004

Other operating income decreased 28% to $836,000 in the first quarter of 2004 due primarily to a decrease in earnings from Northrim’s affiliated mortgage company. Earnings from the affiliate decreased $420,000 to $44,000 in the first quarter of 2004, from income of $464,000 for the same period last year. “Mortgage rates have increased from the record low levels experienced last year, and that has caused mortgage refinance volumes to decline,” Langland said. Other income increased by 43% in the first quarter of 2004 to $361,000 from $253,000 in the same period in 2003. The increase in other income was due in part to an increase in the gains from security sales, which increased by $63,000 to $151,000 at March 31, 2004, versus $88,000 in the same period in 2003. “Even with the large swings in mortgage volumes, we are pleased with the stability of the income stream from our core earning assets and our other non-interest income,” Langland said.

Other operating expense was $6.6 million in the first quarter of 2004, an increase of 7% from the $6.2 million expense in the same period in 2003. The increase in other operating expense was due primarily to increases in salaries and benefits, which increased by $523,000, or 16%, to $3.8 million at March 31, 2004, from $3.3 million in the same period in 2003. The company incurred higher personnel costs as it added employees to service its expanded branch network and provided increased salaries to its existing employees, which were due in part to substantial price competition from new competitors.

The efficiency ratio was 61% for the first quarter of 2004, an increase from 56.8% for the same period a year ago. The main causes of the change in the efficiency ratio were the large drop in revenues from the company’s affiliated mortgage company combined with the lack of non-recurring pre-payment fees and the higher growth in operating expenses.

The provision for income taxes was $1.3 million in the first quarter of 2004 for an effective tax rate of 35.3% versus a provision of $1.6 million for the same period last year, which equaled a tax rate of 38%. The tax rate in the first quarter of 2004 declined due to the accounting for amended tax returns in previous years, which decreased the company’s provision for income taxes by $104,000.

In the first quarter of 2004, the company’s return on average assets (ROA) was 1.31%, compared to 1.55% in the same quarter a year ago. Return on average equity was 12.5% in the quarter, compared to 15.1% in 2003.

Tangible book value per share was $11.53 at March 31, 2004, which was an increase of 13.2% when compared to a book value per share of $10.19 one year ago. Shareholders’ equity increased 13% to $76.9 million, and book value per share increased to $12.67 from $11.41 in the same period last year.

Northrim BanCorp, Inc. is the parent company of Northrim Bank. Northrim Bank is a full-service commercial bank that provides a full range of personal and business banking services. With locations in Anchorage, Eagle River, Wasilla and Fairbanks, Alaska, Northrim Bank differentiates itself with a “Customer First Service” philosophy.

www.northrim.com

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Page Three—Northrim BanCorp, Inc. First Quarter 2004 Earnings—April 14, 2004

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC and the FDIC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

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Page Four—Northrim BanCorp, Inc. First Quarter 2004 Earnings—April 14, 2004

FINANCIAL DATA

Income Statement
(Dollars in thousands, except per share data)

	Quarter Ended March 31:
	2004	2003	% Change
	(unaudited)	(unaudited)	(unaudited)
Interest Income:
Interest and fees on loans	$10,681	$10,496	2%
Interest on portfolio investments	682	822	-17%
Interest on overnight investments	11	16	-31%

Total interest income	11,374	11,334	0%
Interest Expense:
Interest expense on deposits	1,344	1,710	-21%
Interest expense on borrowings	141	74	91%

Total interest expense	1,485	1,784	-17%

Net interest income	9,889	9,550	4%
Provision for loan losses	429	429	0%

Net interest income after provision for loan losses	9,460	9,121	4%
Other Operating Income:
Service charges on deposit accounts	431	446	-3%
Earning from mortgage affiliate	44	464	-91%
Other income	361	253	43%

Total other operating income	836	1,163	-28%
Other Operating Expense:
Salaries and other personnel expense	3,840	3,317	16%
Occupancy, net	527	489	8%
Equipment expense	364	380	-4%
Intangible asset amortization expense	92	92	0%
Other expense	1,808	1,901	-5%

Total other operating expense	6,631	6,179	7%
Income before income taxes	3,665	4,105	-11%
Provision for income taxes	1,293	1,561	-17%

Net income	$2,372	$2,544	-7%

Basic EPS	$0.39	$0.42	-7%
Diluted EPS	$0.38	$0.41	-7%
Average basic shares	6,058,136	6,035,583	0%
Average diluted shares	6,286,704	6,215,121	1%

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Page Five—Northrim BanCorp, Inc. First Quarter 2004 Earnings—April 14, 2004

Balance Sheet
(Dollars in thousands, except per share data)

	March 31,	December 31,	March 31,	Annual
	2004	2003	2003	% Change
	(unaudited)		(unaudited)	(unaudited)
Assets:
Cash and due from banks	$28,415	$31,298	$22,250	28%
Overnight investments	4,622	5,597	22,065	-79%
Portfolio investments	66,540	73,208	69,742	-5%
Loans for sale	1,733	1,395	6,629	-74%
Portfolio loans	610,475	599,724	530,925	15%
Allowance for loan losses	(10,229)	(10,186)	(8,828)	16%

Net loans	601,979	590,933	528,726	14%
Premises and equipment, net	11,324	11,107	11,219	1%
Intangible assets	6,910	7,002	7,278	-5%
Other assets	20,975	19,424	14,295	47%

Total assets	$740,765	$738,569	$675,575	10%

Liabilities and Shareholders’ Equity:
Demand deposits	$175,781	$179,461	$141,639	24%
Interest-bearing demand	58,329	56,312	54,225	8%
Savings deposits	122,151	109,740	106,293	15%
Money market deposits	123,966	137,657	121,893	2%
Time deposits	164,867	163,027	173,973	-5%

Total deposits	645,094	646,197	598,023	8%
Borrowings	5,260	5,143	4,649	13%
Trust preferred securities	8,000	8,000	—	N/M
Other liabilities	5,476	3,944	4,804	14%

Total liabilities	663,830	663,284	607,476	9%
Shareholders’ equity	76,935	75,285	68,099	13%

Total liabilities and equity	$740,765	$738,569	$675,575	10%

Average Quarter Balances - unaudited
Loans	$602,022	$593,800	$535,085	13%
Total earning assets	674,701	683,084	619,698	9%
Total assets	727,249	738,352	666,778	9%
Non-interest bearing deposits	166,904	177,932	144,656	15%
Interest bearing deposits	463,682	467,641	439,138	6%
Total deposits	630,586	645,573	583,794	8%
Shareholders’ equity	76,479	74,022	68,360	12%

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Page Six—Northrim BanCorp, Inc. First Quarter 2004 Earnings—April 14, 2004

Other Data
(Dollars in thousands, except per share data)

	March 31,	December 31,	March 31,
	2004	2003	2003
	(unaudited)	(unaudited)	(unaudited)
Asset Quality:
Non accrual loans	$6,927	$7,426	$4,937
Loans 90 days past due	3,007	2,283	1,487
Restructured loans	470	597	—

Total non-performing loans	10,404	10,306	6,424
Other real estate owned	—	—	—

Total non-performing assets	$10,404	$10,306	$6,424

Non-performing loans / portfolio loans	1.70%	1.72%	1.21%
Non-performing assets / assets	1.40%	1.40%	0.95%
Allowance for loan losses / portfolio loans	1.68%	1.70%	1.66%
Allowance / non-performing loans	98.32%	98.84%	137.42%
Loan charge-offs, net for the quarter	$386	$558	$77
Loan charge-offs, net year-to-date	$386	$1,857	$77
Net loan charge-offs / average loans, annualized	0.26%	0.33%	0.06%
Other Data (At quarter end):
Book value per share	$12.67	$12.44	$11.41
Tangible book value per share	$11.53	$11.29	$10.19
Tier 1 / Risk Adjusted Assets	11.65%	11.58%	10.40%
Total Capital / Risk Adjusted Assets	12.90%	12.83%	11.65%
Tier 1 /Average Assets	10.72%	10.37%	9.07%
Shares outstanding	6,071,027	6,050,359	5,965,946
Unrealized gain (loss) on AFS securities, net of income taxes	$687	$623	$1,058
Other Data (For the quarter):
Net interest margin (tax equivalent)	5.92%	5.87%	6.24%
Efficiency ratio*	60.97%	54.26%	56.82%
Return on average assets	1.31%	1.42%	1.55%
Return on average equity	12.47%	14.18%	15.09%

*	excludes intangible asset amortization expense

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